Exhibit 3.1

CERTIFICATE OF ELIMINATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

AAR CORP.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

AAR CORP. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That, pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board previously adopted resolutions creating and authorizing the issuance of a series of 35,098 shares of preferred stock, par value $1.00 per share, of the Corporation designated as “Series A Junior Participating Preferred Stock” (the “Preferred Stock”), and establishing the relative rights, preferences and and limitations thereof, and, on March 30, 2020, filed the Certificate of Designations of Series A Junior Participating Preferred Stock (the “Certificate of Designations”), with the Secretary of State of the State of Delaware.

SECOND: That none of the authorized shares of the Preferred Stock are outstanding and none will be issued by the Corporation pursuant to the Certificate of Designations.

THIRD: That, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board, on October 5, 2020, duly adopted the following resolutions approving the elimination of the Preferred Stock:

WHEREAS, no shares of the Preferred Stock have been issued by the Corporation;

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to said Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

NOW, THEREFORE, BE IT AND IT HEREBY IS RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

RESOLVED FURTHER, the proper officers of the Corporation be, and each of them hereby is, authorized and directed, jointly and severally, for and in the name and on behalf of the Corporation, to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation.

FOURTH: That, in accordance with Section 151(g) of the DGCL, all matters set forth in the Certificate of Designations with respect to the Preferred Stock be and hereby are, eliminated from the Certificate of Incorporation and the shares of Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officer this 5th day of October, 2020.

AAR CORP.

By:	/s/ Jessica Garascia
Name:	Jessica Garascia
Title:	Vice President, General Counsel